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                                                                   Exhibit 23.01


                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Travelers Insurance Group Holdings Inc.:


We consent to incorporation by reference in the following registration statements:

- Form S-3    Nos. 333-2682 and 333-2684

of Travelers Insurance Group Holdings Inc. of our reports dated January 17, 2002, except as to Note 1, which is as of March 26, 2002, relating to the consolidated balance sheets of Travelers Insurance Group Holdings Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholder's equity and cash flows for each of the years in the three-year period ended December 31, 2001, and all related schedules, which reports appear in the December 31, 2001 annual report on Form 10-K of Travelers Insurance Group Holdings Inc. Our reports refer to a change in accounting for derivative instruments and hedging activities and for securitized financial assets in 2001, and a change in accounting for insurance and reinsurance contracts that do not transfer risk and for insurance-related assessments in 1999.


/s/ KMPG LLP
Hartford, Connecticut
March 29, 2002